UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G/A


Under the Securities Exchange Act of 1934

Name of Issuer: Overseas Shipholding Group
Title of Class of Securities: Common Stock
Cusip Number: 690368105

Date of Event Which Requires Filing of this statement:  October 31, 2012

Check here if Amendment [X ]

The rule pursuant to which this Schedule is filed:
[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

Institutional Investment Manager Filing this Report:
Name:		Foundation Resource Management, Inc.
Address: 	401 W. Capitol Ave., Suite 503
		Little Rock, AR 72201


(1) NAMES OF REPORTING PERSONS:
	Foundation Resource Management, Inc.
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS:
________________________________________________________
(2) Check the appropriate box if a member of a Group:
(a)
(b) X
________________________________________________________
(3) SEC Use Only:
________________________________________________________
(4) Citizenship or Place of Organization:
	U.S.A
________________________________________________________
Number of shares   (5) Sole Voting Power: 0
beneficially 	   _____________________________________
owned by each      (6) Shared Voting Power:0
reporting person   _____________________________________
with:              (7) Sole dispositive Power:   0
		   _____________________________________
		   (8) Shared dispositive Power:   0
		   _____________________________________
________________________________________________________
(9) Aggregate Amount Beneficially Owned by Each
    reporting person:   0
________________________________________________________
(10) Check if the Aggregate Amount in Row (9) Exlcludes
     Certain Shares:   Not Applicable
________________________________________________________
(11)Percent of Class Represented by Amount in Row (9)
	0
________________________________________________________
(12) Type of Reporting Person:  IA

________________________________________________________

ITEM 1(a)   NAME OF ISSUER:  Overseas Shipholding Group

ITEM 1(b)   ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES:
	    666 3rd Ave #6000
	    New York, NY 10017-4011

ITEM 2(a)   NAME OF PERSON FILING Amendment:
	    Foundation Resource Management, Inc.

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE
	    401 W. Capital Ave., Suite 503
	    Little ROck, AR 72201
ITEM 2(c)   CITIZENSHIP:  U.S.A

ITEM 2(d)   TITLE OF CLASS OF SECURITIES:   Common Stock

ITEM 2(e)   CUSIP NUMBER:  690368 10 5

ITEM 3 If this statement is filed pursuent to Rules 13d-1(b), or 13d-2(b), check whither the person filing is a :
		Not Applicable
ITEM 4	    OWNERSHIP:
(a)	   Amount Benficially Owned: 0
(b)	   Percent of Class:  0%
(c)        Number of shares as to which the person has:
      (i)  Sole power to vote or to direct the vote:  0
      (ii) Shared power to vote or to direct the vote:  0
      (iii)Sole power to dispose or to direct the disposition of:  0
      (iv) Shares power to dispose or to direct the disposition of : 0

ITEM 5	   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
	   X - As of October 31, 2012, Foundation Resource Management, Inc, no longer holds 5% or more of Overseas Shipholding Group

ITEM 6     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
		Not Applicable

ITEM 7	   IDENTIFICATION AND CALSSIFICATION OF THE SUBSIDIARY WHICH
	   ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:
	     Not Applicable

ITEM 8	   IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP:
	     Not Applicable

ITEM 9	   NOTICE OF DISSOLUTION OF GROUP:
	     Not Applicable

ITEM 10    CERTIFICATION:  Not Applicable


SIGNATURE:
AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.


/s/   Mark Millsap, President		Little Rock, AR		June 10, 2013
           [Signature]			 [City, State]		   [Date]